Exhibit 99.2

Press Release for September 30, 2004

Confirmation number:

HEADLINE: Gladstone Capital Closes its Offering of 1,150,000 Shares of Common Stock.

MCLEAN, VA:  Gladstone Capital Corporation (“Gladstone Capital” or the “Company”) (Nasdaq:  GLAD)  today announced the closing of its previously announced public offering of 1,000,000 shares of common stock pursuant to the Company’s existing shelf registration statement.  In addition, the Company announced that the underwriters of the offering have exercised in full their option to purchase from the Company an additional 150,000 shares of common stock.  Net proceeds received by the Company from the offering of 1,150,000 shares of common stock were approximately $24.5 million after underwriting discounts and estimated offering expenses.

The underwriters of the offering were Ferris, Baker Watts, Incorporated, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., J.J.B. Hilliard, W.L. Lyons, Inc., and Stifel, Nicolaus & Company, Incorporated.

A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.  These securities are only being offered pursuant to a prospectus, which can be obtained from Ferris, Baker Watts, Inc., BB&T Capital Markets, J.J.B. Hilliard, W.L. Lyons, Inc., and Stifel, Nicolaus & Company, Incorporated.

For further information please contact Skye Breeden, Director of Shareholder Relations at (703) 286-0775.

This press release may include statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the future performance of the Company.  Words such as “believes,” “expects” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” in the Company’s prospectus dated August 5, 2004, as filed with the Securities and Exchange Commission on September 28, 2004.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.